Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders

of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited)

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 (Registration Statement No. 333-227357) of our report dated May 9, 2018, relating to the financial statements of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited) as of March 31, 2018 and for the period July 13, 2017 (date of incorporation) through December 31, 2017 and the three months in the period ended March 31, 2018, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

October 16, 2018